Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-114471


            Prospectus Supplement to Prospectus dated July 30, 2004.

                                3,256,937 Shares

                  [LOGO]        VCA ANTECH, INC.

                                  Common Stock

                              --------------------

     This is a public offering of common stock of VCA Antech, Inc. All of the 3,256,937 shares are being offered by the selling stockholder.

     The common stock is quoted on the Nasdaq National Market under the symbol "WOOF". The last reported sale price of the common stock on August 2, 2004 was $42.73 per share.

     SEE "RISK FACTORS" ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                              --------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

     Goldman, Sachs & Co. has agreed to purchase the common stock from the selling stockholder at a price of $40.55 per share, which will result in $132,068,795.35 of proceeds to the selling stockholder.

     Goldman, Sachs & Co. may offer the common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

                              --------------------

     Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on August 5, 2004.


                              GOLDMAN, SACHS & CO.

                              --------------------

                   Prospectus Supplement dated August 2, 2004.

     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE AND THE SELLING STOCKHOLDER HAVE NOT, AND THE UNDERWRITER HAS NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDER IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, RESPECTIVELY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

     INFORMATION CONTAINED IN OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

     VCA ANTECH, INC., OUR LOGO AND OTHER TRADEMARKS MENTIONED IN THIS PROSPECTUS SUPPLEMENT ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                             ---------------------

     THE SELLING STOCKHOLDER IS OFFERING TO SELL, AND IS SEEKING OFFERS TO BUY, THE COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE COMMON STOCK IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. PERSONS OUTSIDE THE UNITED STATES WHO COME INTO POSSESSION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY RESTRICTIONS RELATING TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OUTSIDE THE UNITED STATES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION WITH, AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR THAT PERSON TO MAKE AN OFFER OR SOLICITATION.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

     Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "VCA Antech," "we," "us" and "our" are to VCA Antech, Inc. and its consolidated subsidiaries.

                           FORWARD-LOOKING INFORMATION

     This prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to have been correct.

     We generally identify forward-looking statements in this prospectus supplement and the accompanying prospectus using words like "believe," "intend," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Among the important factors that could cause actual results to differ are: the ability to successfully integrate NPC into our existing operations and achieve expected operating synergies following the merger; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; the effects of our recent acquisitions and our ability to effectively manage our growth; our ability to service our debt; the continued implementation of our management information systems; pending litigation and governmental investigations; general economic conditions; and the results of our acquisition program. These and other risk factors are discussed in our recent filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

     Some of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is based on market data and industry forecasts and projections, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and we cannot assure you that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

                                VCA ANTECH, INC.

OUR BUSINESS

     We are a leading animal health care services company and operate the largest networks of veterinary diagnostic laboratories and freestanding, full-service animal hospitals in the United States. Our network of veterinary diagnostic laboratories provides sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals. With the only nationwide veterinary laboratory network serving all 50 states, we provide diagnostic testing for an estimated 14,000 clients, which include animal hospitals, large animal practices, universities and other government organizations. Our animal hospitals offer a full range of general medical and surgical services for companion animals, as well as specialized treatments, including advanced diagnostic services, internal medicine, oncology, ophthalmology, dermatology and cardiology. In addition, we provide pharmaceutical products and perform a variety of pet wellness programs, including routine health examinations, diagnostic testing, vaccinations, spaying, neutering and dental care. Our 247 animal hospitals, supported by more than 820 veterinarians, had over 3.5 million patient visits in 2003. On June 1, 2004, as a result of our merger with National PetCare Centers, Inc., we acquired an additional 67 animal hospitals and employed an additional 173 veterinarians.

RECENT DEVELOPMENTS

     SECOND QUARTER RESULTS

     On July 27, 2004, we reported our results for the three- and six-month periods ended June 30, 2004. For the three months ended June 30, 2004, revenue increased 19.0% to $169.9 million compared to the same period in 2003, and reported net income increased to $18.2 million and reported diluted earnings per common share increased to $0.44. Reported net income and reported diluted earnings per common share for the quarter ended June 30, 2004 included an after-tax charge of $478,000, or $0.01 per diluted common share, for debt retirement costs related to the refinancing of our senior credit facility.

     For the six months ended June 30, 2004, revenue increased 17.1% to $314.3 million compared to the same period in 2003, and reported net income increased to $32.9 million and reported diluted earnings per common share increased to $0.79. Reported net income and reported diluted earnings per common share for the six months ended June 30, 2004 included (i) an after-tax charge of $478,000 for debt retirement costs and (ii) an after-tax benefit of $1.1 million for the settlement of an insurance claim relating to a prior legal settlement. The aggregate impact of (i) and (ii) represents an after tax benefit of $0.01 per diluted common share. Reported net income and reported diluted earnings per common share for the six months ended June 30, 2003 included an after-tax charge of $4.4 million for debt retirement costs, or $0.11 per diluted common share.

     On July 27, 2004, we also announced a 2-for-1 stock split to be effected in the form of a 100% stock dividend to stockholders of record on August 11, 2004 payable on August 25, 2004. The effect of the stock split will be an increase in outstanding shares of our common stock from approximately 41 million shares to 82 million shares based on shares outstanding at June 30, 2004. Diluted shares outstanding and earnings per share information presented in this prospectus supplement are on a pre-split basis.

     Our laboratory segment for the second quarter of 2004 increased laboratory revenue by 11.3%, generating an increase in laboratory gross profit of 13.7% to $24.0 million and an increase in laboratory gross profit margins to 46.1% from 45.1% in the same period in 2003. Laboratory internal revenue growth was 8.2% for the second quarter of 2004.

     Our consolidated animal hospital revenue increased 22.8%. However, as expected, the gross profit margins of National PetCare Centers, Inc., or NPC, which we acquired on June 1, 2004, are lower than our existing margins, and reduced our consolidated animal hospital segment gross profit margins, which decreased from 21.9% in second quarter of 2003 to 21.4% in the same period in 2004. Same-store animal hospital gross profit margins declined from 22.2% in the second quarter of 2003 to 22.0% in the same period in 2004. Same-store animal hospital revenue growth was 4.4% for the second quarter of 2004.

     We incurred $570,000 of integration costs relating to our acquisition of NPC during the second quarter of 2004, which is included in corporate selling, general and administrative expense for the period. We expect that the integration process will continue through the third quarter. Because the NPC animal hospitals have historically had lower gross profit margins than our existing animal hospitals, we anticipate lower margins in our animal hospital segment for the next several quarters.


                                VCA ANTECH, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003
              (UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                         THREE MONTHS               SIX MONTHS
                                        ENDED JUNE 30,            ENDED JUNE 30,
                                        --------------            --------------
                                      2004         2003 (1)        2004       2003 (1)
                                      ----         --------        ----       --------
Revenue:
 Laboratory                           $  51,951    $ 46,691     $ 101,133     $ 88,389
 Animal hospital                        121,384      98,822       219,340      185,129
 Intercompany                            (3,388)     (2,752)       (6,176)      (5,178)
                                       --------    --------      --------     --------
                                        169,947     142,761       314,297      268,340
                                       --------    --------      --------     --------
Direct costs:
 Laboratory                              27,983      25,615        55,698       49,825
 Animal hospital                         95,348      77,142       175,211      147,919
 Intercompany                            (3,388)     (2,752)       (6,176)      (5,178)
                                       --------    --------      --------     --------
                                        119,943     100,005       224,733      192,566
                                       --------    --------      --------     --------

Gross profit:
 Laboratory                              23,968      21,076        45,435       38,564
 Animal hospital                         26,036      21,680        44,129       37,210
                                       --------    --------      --------     --------
                                         50,004      42,756        89,564       75,774
                                       --------    --------      --------     --------

Selling, general and administrative:
 Laboratory                               3,190       2,797         6,363        5,504
 Animal hospital                          3,056       2,519         5,804        5,022
 Corporate                                5,519       4,168         8,299        8,667
                                       --------    --------      --------     --------
                                         11,765       9,484        20,466       19,193
                                       --------    --------      --------     --------

Loss (gain) on sale of assets                 4          78            66         (160)
                                       --------    --------      --------     --------

Operating income                         38,235      33,194        69,032       56,741

Interest expense, net                     6,098       6,418        12,083       13,410
Other (income) expense                     (287)        131          (176)         258
Minority interest expense                   755         462         1,171          823
Debt retirement costs                       810           -           810        7,417
                                       --------    --------      --------     --------
Income before provision for
   income taxes                          30,859      26,183        55,144       34,833
Provision for income taxes               12,692      10,833        22,233       14,300
                                       --------    --------      --------     --------
Net income                             $ 18,167    $ 15,350      $ 32,911     $ 20,533
                                       ========    ========      ========     ========

Diluted earnings per common share        $ 0.44      $ 0.37        $ 0.79       $ 0.51
                                       ========    ========      ========     ========
Shares used for computing diluted
 earnings per common share               41,691      41,136        41,609       40,288
                                       ========    ========      ========     ========


                                VCA ANTECH, INC.
                     Supplemental Operating Data - Continued
            For the Three and Six Months Ended June 30, 2004 and 2003
                           (UNAUDITED - IN THOUSANDS)


                                                   THREE MONTHS                        SIX MONTHS
                                                  ENDED JUNE 30,                     ENDED JUNE 30,
                                           ---------------------------        -------------------------
Depreciation and amortization                    2004          2003 (1)           2004          2003 (1)
                                              ---------       ---------        ----------      ---------
Depreciation and amortization included
 in direct costs:

 Laboratory                                    $   897         $  799           $ 1,718         $ 1,553
 Animal hospital                                 2,536          2,304             4,937           4,781
                                              ---------       ---------        ----------      ---------
                                                 3,433          3,103             6,655           6,334
Other                                              386            394               780             740
                                              ---------       ---------        ----------      ---------
Depreciation and amortization                  $ 3,819         $3,497           $ 7,435         $ 7,074
                                              =========       =========        ==========      =========


                   AS OF JUNE 30, 2004 AND DECEMBER 31, 2003
                           (UNAUDITED - IN THOUSANDS)


                                                JUNE 30,      DECEMBER 31,
Selected consolidated balance sheet data          2004            2003
                                               ---------      -----------

Cash                                           $ 32,836        $ 17,237
Accounts receivable, net                       $ 26,753        $ 22,335
Stockholders' equity                           $199,150        $161,923
Total assets                                   $697,408        $554,803

Debt:
 Revolving credit facility                     $      -        $      -
 Senior term E notes                            224,438               -
 Senior term D notes                                  -         145,703
 9.875% senior subordinated notes               170,000         170,000
 Other                                            4,129           1,770
 Unamortized discounts                               -               (4)
                                               ---------      -----------
Total debt                                     $398,567        $317,469
                                               =========      ===========


                                VCA ANTECH, INC.
                     SUPPLEMENTAL OPERATING DATA - CONTINUED
                 FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                           (UNAUDITED - IN THOUSANDS)


                                               FOR THE SIX MONTHS
                                                 ENDED JUNE 30,
                                              ---------------------
SELECTED CASH FLOW AND EXPENSE DATA             2004         2003
                                              --------     --------

Net cash provided by operating activities     $ 42,315     $ 38,520
Rent expense                                  $  9,397     $  8,043
Capital expenditures                          $  9,027     $  6,168


-----------
(1) During 2004, we began including depreciation and amortization in direct costs and selling, general and administrative expense. Prior periods presented have been reclassified to conform to the 2004 financial statement presentation.

                                  THE OFFERING

Issuer                                   VCA Antech, Inc.
Common stock offered by the selling      3,256,937 shares
stockholder

Common stock to be outstanding           40,957,118 shares
immediately after the offering

Use of proceeds                          We will not receive any proceeds
                                         from the sale of shares of common
                                         stock offered by the selling
                                         stockholder.

Listing                                  The Nasdaq National Market

Nasdaq National Market symbol            WOOF

     Unless otherwise indicated, all share information in this prospectus supplement is based on the number of shares of common stock outstanding as of August 2, 2004.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholder.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS SUPPLEMENT IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE EVENTS DESCRIBED BELOW OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY.

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE NPC ANIMAL HOSPITAL OPERATIONS INTO OUR ANIMAL HOSPITAL OPERATIONS IN A TIMELY AND EFFICIENT MANNER, WE MAY INCUR SUBSTANTIAL COSTS, AND OUR REVENUE, MARGINS AND NET INCOME MAY BE ADVERSELY AFFECTED.

On June 1, 2004, we acquired National PetCare Centers, Inc. Prior to our acquisition, the NPC animal hospitals, as a group, operated at gross profit margins lower than our animal hospitals and, as a result, we expect our animal hospital margins to be lower than historical amounts for the next several quarters. We entered into the merger agreement with NPC with the expectation that the merger will result in improved operating results and beneficial synergies, such as the realization of improved operating margins at animal hospitals through a strategy of centralizing various corporate and administrative functions and leveraging fixed costs. Our ability to realize the benefits of this acquisition is dependent, in part, on achieving these efficiencies and increasing the gross profit margins of the acquired NPC hospitals.

Achieving these anticipated business benefits will depend on whether our operations and NPC's operations are successfully integrated in an efficient, effective and timely manner. Any unanticipated costs or results, or delays or failures in the integration process may negatively impact our combined revenue, margins and net income. The combination of our company and NPC will require, among other things, the retention of key management and professional personnel, including specialists; the integration and expansion of the companies' management staff, veterinarians and other professional staff; and the identification and elimination of unnecessary overhead and non-performing hospitals.

The integration of the operations of the combined companies requires the dedication of management resources, which may temporarily detract attention from the day-to-day business of the combined companies. Our field management may spend a predominant amount of time integrating these new hospitals and less time managing our existing hospitals in those regions. In addition, the employees of the combined companies may be less productive as a result of uncertainty during the integration process, which also may disrupt our business. Even if we successfully integrate NPC into our operations, the integration process itself will be accomplished over time and any attention paid to the integration process at the expense of the day-to-day operations and any uncertainty which results from the integration process itself may have an adverse effect on the business and results of operations of the combined companies. We also may experience unanticipated delays in converting the systems of NPC animal hospitals into our systems, which may result in unanticipated increases to payroll expense to collect our results and delays in reporting our results.

In addition, the present and potential customers of the animal hospitals acquired in the NPC merger may not continue their current utilization patterns or, alternatively, the merger and integration process may have an adverse impact on the relationships between those customers and the veterinarians and other animal health care professionals currently employed at the animal hospitals acquired in the NPC merger. Any significant reduction in utilization patterns or any significant adverse impact on relationships between the customers and the veterinarians or other animal health care professionals currently employed at the animal hospitals acquired in the NPC merger may have an adverse effect on the business and results of operations of the combined companies.

IF WE ARE UNABLE TO EFFECTIVELY EXECUTE OUR GROWTH STRATEGY, WE MAY NOT ACHIEVE OUR DESIRED ECONOMIES OF SCALE AND OUR MARGINS AND PROFITABILITY MAY DECLINE.

Our success depends in part on our ability to build on our position as a leading animal health care services company through a balanced program of internal growth initiatives and selective acquisitions of established animal hospitals and laboratories. If we cannot implement or effectively execute these initiatives and acquisitions, our results of operations will be adversely affected. Even if we effectively implement our growth strategy, we may not achieve the economies of scale that we have experienced in the past or that we anticipate having in the future. Our internal growth rate may decline and could become negative. Our laboratory internal revenue growth has fluctuated between

11.9% and 14.1% for each fiscal year from 2001 through 2003. For the three and six months ended June 30, 2004, our laboratory internal revenue growth was 8.2% and 9.7%, respectively. Similarly, our animal hospital adjusted same-facility revenue growth rate has fluctuated between 3.6% and 5.0% for each fiscal year from 2001 through 2003. For the three and six months ended June 30, 2004, our animal hospital internal revenue growth was 4.4% and 4.9%, respectively. Our laboratory internal revenue growth for both the three and six month periods in 2004 was below our historical rates for the prior three years. Our internal growth may continue to fluctuate and may be below our historical rates. Any reductions in the rate of our internal growth may cause our revenues and margins to decrease. Our historical growth rates and margins are not necessarily indicative of future results.

Demand for certain products could decline as their product life cycle matures and the products become available in other channels of distribution such as retail-oriented locations and through internet service providers. This cycle could affect the frequency of veterinary visits and may result in a reduction in revenue. Demand for vaccinations may also be impacted in the future as protocols for vaccinations change. Vaccinations have been recommended by some in the profession to be given less frequently. This may result in fewer visits and potentially less revenue. Vaccine protocols for our company are currently established by our veterinarians. Some of our veterinarians have changed their protocols and others may change their protocol in light of recent literature.

DUE TO THE FIXED COST NATURE OF OUR BUSINESS, FLUCTUATIONS IN OUR REVENUE COULD ADVERSELY AFFECT OUR OPERATING INCOME.

Approximately 56% of our expense for the year ended December 31, 2003, particularly rent and personnel costs, are fixed costs and are based in part on expectations of revenue. We may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in our revenue. Accordingly, shortfalls in revenue may adversely affect our operating income.

DIFFICULTIES INTEGRATING NEW ACQUISITIONS MAY IMPOSE SUBSTANTIAL COSTS AND CAUSE OTHER PROBLEMS FOR US.

Our success depends on our ability to timely and cost-effectively acquire, and integrate into our business, additional animal hospitals and laboratories. Any difficulties in the integration process may result in increased expense, loss of customers and a decline in profitability. We expect to acquire in the ordinary course of business 20 to 25 animal hospitals per year with aggregate annual revenues of approximately $25.0 million. In some cases, we have experienced delays and increased costs in integrating some hospitals, particularly where we acquire a large number of hospitals in a single region at or about the same time. In these cases, our field management may spend a predominant amount of time integrating these new hospitals and less time managing our existing hospitals in those regions. During these periods, there may be less attention directed to marketing efforts or staffing issues. In these circumstances, we also have experienced delays in converting the systems of acquired hospitals into our systems, which results in increased payroll expense to collect our results and delays in reporting our results, both for a particular region and on a consolidated basis. If this were to occur in the future, it could result in decreased revenue, increased costs or lower margins.

We continue to face risks in connection with our acquisitions including:

     o    negative effects on our operating results;

     o    impairments of goodwill and other intangible assets;

     o dependence on retention, hiring and training of key personnel, including specialists; and

     o contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, an acquired business.

The process of integration may require a disproportionate amount of the time and attention of our management, which may distract management's attention from its day-to-day responsibilities. In addition, any interruption or deterioration in service resulting from an acquisition may result in a customer's decision to stop using us. For these reasons, we may not realize the anticipated benefits of an acquisition, either at all or in a timely manner. If that happens and we incur significant costs, it could have a material adverse impact on our business.

THE CARRYING VALUE OF OUR GOODWILL COULD BE SUBJECT TO IMPAIRMENT WRITE-DOWN.

At June 30, 2004, our balance sheet reflected $477.7 million of goodwill, which is a substantial portion of our total assets of $697.4 million at that date. We expect that the aggregate amount of goodwill on our balance sheet will increase as a result of future acquisitions. We continually evaluate whether events or circumstances have occurred that suggest that the fair market value of each of our reporting units is below their carrying values. If we determine that the fair market value of one of our reporting units is less than its carrying value, this may result in an impairment write-down of the goodwill for that reporting unit. The impairment write-down would be reflected as expense and could have a material adverse effect on our results of operations during the period in which we recognize the expense. At December 31, 2003, we concluded that the fair value of our reporting units exceeded their carrying value and accordingly, as of that date, our net goodwill was not impaired in our consolidated financial statements. However, in the future we may incur impairment charges related to the goodwill already recorded or arising out of future acquisitions.

The June 1, 2004 acquisition of NPC resulted in an increase in goodwill of $76.3 million. We anticipate that this number will increase as we finalize our purchase price accounting for NPC. Because of the magnitude of the increase, we are revaluing the animal hospital operating segment. A determination that the fair value of the animal hospital operating segment is less than its carrying value could result in future impairment charges.

WE REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR DEBT AND EXPAND OUR BUSINESS AS PLANNED.

We have, and will continue to have, a substantial amount of debt. Our substantial amount of debt requires us to dedicate a significant portion of our cash flow from operations to pay down our indebtedness and related interest, thereby reducing the funds available to use for working capital, capital expenditures, acquisitions and general corporate purposes.

At June 30, 2004, our debt consisted of:

     o $224.4 million in principal amount outstanding under our senior credit facility;

     o $170.0 million in principal amount outstanding under our 9.875% senior subordinated notes; and

     o    $4.2 million in principal amount outstanding under our other debt.

Our ability to make payments on our debt, and to fund acquisitions, will depend upon our ability to generate cash in the future. Insufficient cash flow could place us at risk of default under our debt agreements or could prevent us from expanding our business as planned. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, our strategy to increase operating efficiencies may not be realized and future borrowings may not be available to us under our senior credit facility in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. In order to meet our debt obligations, we may need to refinance all or a portion of our debt. We may not be able to refinance any of our debt on commercially reasonable terms or at all.

OUR DEBT INSTRUMENTS MAY ADVERSELY AFFECT OUR ABILITY TO RUN OUR BUSINESS.

Our substantial amount of debt, as well as the guarantees of our subsidiaries and the security interests in our assets and those of our subsidiaries, could impair our ability to operate our business effectively and may limit our ability to take advantage of business opportunities. For example, our indenture and senior credit facility:

     o limit our funds available to repay the 9.875% senior subordinated notes;

     o limit our ability to borrow additional funds or to obtain other financing in the future for working capital, capital expenditures, acquisitions, investments and general corporate purposes;

     o limit our ability to dispose of our assets, create liens on our assets or to extend credit;

     o make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business and economic conditions;

     o limit our flexibility in planning for, or reacting to, changes in our business or industry;

     o place us at a competitive disadvantage to our competitors with less debt; and

     o restrict our ability to pay dividends, repurchase or redeem our capital stock or debt, or merge or consolidate with another entity.

The terms of our indenture and senior credit facility allow us, under specified conditions, to incur further indebtedness, which would heighten the foregoing risks. If compliance with our debt obligations materially hinders our ability to operate our business and adapt to changing industry conditions, we may lose market share, our revenue may decline and our operating results may suffer.

OUR FAILURE TO SATISFY COVENANTS IN OUR DEBT INSTRUMENTS WILL CAUSE A DEFAULT UNDER THOSE INSTRUMENTS.

In addition to imposing restrictions on our business and operations, our debt instruments include a number of covenants relating to financial ratios and tests. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants would result in a default under these instruments. An event of default would permit our lenders and other debtholders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. Moreover, these lenders and other debtholders would have the option to terminate any obligation to make further extensions of credit under these instruments. If we are unable to repay debt to our senior lenders, these lenders and other debtholders could proceed against our assets.

THE SIGNIFICANT COMPETITION IN THE COMPANION ANIMAL HEALTH CARE SERVICES INDUSTRY COULD CAUSE US TO REDUCE PRICES OR LOSE MARKET SHARE.

The companion animal health care services industry is highly competitive with few barriers to entry. To compete successfully, we may be required to reduce prices, increase our operating costs or take other measures that could have an adverse effect on our financial condition, results of operations, margins and cash flow. If we are unable to compete successfully, we may lose market share.

There are many clinical laboratory companies that provide a broad range of laboratory testing services in the same markets we service. Our largest competitor for outsourced laboratory testing services is Idexx Laboratories, Inc., or Idexx. Idexx currently competes or intends to compete in most of the same markets in which we operate. In this regard, Idexx has recently acquired additional laboratories in the markets in which we operate and has announced plans to continue this expansion and aggressively "bundles" all of their products and services to compete with us. Increased competition may lead to pressures on the revenues and margins of our laboratory operations. Also, Idexx and several other national companies provide on-site diagnostic equipment that allows veterinarians to perform their own laboratory tests.

Our primary competitors for our animal hospitals in most markets are individual practitioners or small, regional, multi-clinic practices. Also, regional pet care companies and some national companies, including operators of super-stores, are developing multi-regional networks of animal hospitals in markets in which we operate. Historically, when a competing animal hospital opens in close proximity to one of our hospitals, we have reduced prices, expanded our facility, retained additional qualified personnel, increased our marketing efforts or taken other actions designed to retain and expand our client base. As a result, our revenue may decline and our costs may increase.

WE MAY EXPERIENCE DIFFICULTIES HIRING SKILLED VETERINARIANS DUE TO SHORTAGES THAT COULD DISRUPT OUR BUSINESS.

As the pet population continues to grow, the need for skilled veterinarians continues to increase. If we are unable to retain an adequate number of skilled veterinarians, we may lose customers, our revenue may decline and we may need to sell or close animal hospitals. As of June 30, 2004, there were 28 veterinary schools in the country accredited by the American Veterinary Medical Association. These schools graduate approximately 2,100 veterinarians per year. There is a shortage of skilled veterinarians in some regional markets in which we operate animal hospitals. During shortages in these regions, we may be unable to hire enough qualified veterinarians to adequately staff our animal hospitals, in which event we may lose market share and our revenues and profitability may decline.

IF WE FAIL TO COMPLY WITH GOVERNMENTAL REGULATIONS APPLICABLE TO OUR BUSINESS, VARIOUS GOVERNMENTAL AGENCIES MAY IMPOSE FINES, INSTITUTE LITIGATION OR PRECLUDE US FROM OPERATING IN CERTAIN STATES.

The laws of many states prohibit business corporations from providing, or holding themselves out as providers of, veterinary medical care. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. As of June 30, 2004, we operated 99 animal hospitals in 12 states with these laws, including 22 in New York and 26 in Texas. We may experience difficulty in expanding our operations into other states with similar laws. Given varying and uncertain interpretations of the veterinary laws of each state, we may not be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that we are in violation of applicable restrictions on the practice of veterinary medicine in any state in which we operate could have a material adverse effect on us, particularly if we were unable to restructure our operations to comply with the requirements of that state.

All of the states in which we operate impose various registration requirements. To fulfill these requirements, we have registered each of our facilities with appropriate governmental agencies and, where required, have appointed a licensed veterinarian to act on behalf of each facility. All veterinarians practicing in our clinics are required to maintain valid state licenses to practice.

ANY FAILURE IN OUR INFORMATION TECHNOLOGY SYSTEMS OR DISRUPTION IN OUR TRANSPORTATION NETWORK (INCLUDING DISRUPTION RESULTING FROM TERRORIST ACTIVITIES) COULD SIGNIFICANTLY INCREASE TESTING TURN-AROUND TIME, REDUCE OUR PRODUCTION CAPACITY AND OTHERWISE DISRUPT OUR OPERATIONS.

Our laboratory operations depend, in part, on the continued and uninterrupted performance of our information technology systems and transportation network. Our growth has necessitated continued expansion and upgrade of our information technology systems and transportation network. Sustained system failures or interruption in our transportation network or in one or more of our laboratory operations could disrupt our ability to process laboratory requisitions, perform testing, provide test results in a timely manner and/or bill the appropriate party. We could lose customers and revenue as a result of a system or transportation network failure.

Our computer systems are vulnerable to damage or interruption from a variety of sources, including telecommunications failures, electricity brownouts or blackouts, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electrical break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause interruptions in our information technology systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems. In addition, over time we have significantly customized the computer systems in our laboratory business. We rely on a limited number of employees to upgrade and maintain these systems. If we were to lose the services of some or all of these employees, it may be time-consuming for new employees to become familiar with our systems, and we may experience disruptions in service during these periods.

Any substantial reduction in the number of available flights or delays in the departure of flights, whether as a result of severe weather conditions, as we recently experienced in the eastern United States, a terrorist attack or any other type of disruption, will disrupt our transportation network and our ability to provide test results in a timely manner. Any change in government regulation related to transporting samples or specimens could also have an impact on our business. In addition, our Test Express service, which services customers outside of major metropolitan areas, is dependent on flight services in and out of Memphis and the transportation network of Federal Express. Any sustained interruption in either flight services in Memphis or the transportation network of Federal Express would result in increased turn-around time for the reporting of test results to customers serviced by our Test Express service.

THE LOSS OF MR. ROBERT ANTIN, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

We are dependent upon the management and leadership of our Chairman, President and Chief Executive Officer, Robert Antin. We have an employment contract with Mr. Antin which may be terminated at the option of Mr. Antin. We do not maintain any key man life insurance coverage for Mr. Antin. The loss of Mr. Antin could materially adversely affect our business.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

     Our common stock is traded on the Nasdaq National Market and trades under the symbol "WOOF." On August 2, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $42.73 per share. The following table presents for the periods indicated the high and low sales prices of our common stock as reported by the Nasdaq National Market.

                                                    HIGH               LOW
     Fiscal year ended December 31, 2004
           July 1 through August 2, 2004.......    $46.04            $39.22
           Second quarter......................    $45.00            $34.65
           First quarter.......................    $37.20            $27.05
     Fiscal year ended December 31, 2003
           Fourth quarter......................    $32.65            $23.55
           Third quarter.......................    $24.10            $18.69
           Second quarter......................    $20.90            $15.05
           First quarter.......................    $16.70            $13.74
     Fiscal year ended December 31, 2002
           Fourth quarter......................    $16.40            $12.16
           Third quarter.......................    $16.48            $11.90
           Second quarter......................    $16.36            $12.71
           First quarter.......................    $14.62            $11.65

     We have never paid any cash dividends. Our credit facility and other debt agreements restrict our ability to pay cash dividends. Accordingly, we do not anticipate paying cash dividends on our common stock at any time in the foreseeable future.

     As of August 2, 2004, there were approximately 65 holders of record of our common stock.

                               SELLING STOCKHOLDER

     The following table sets forth (i) the selling stockholder, (ii) as of August 2, 2004, the number of shares of common stock that the selling stockholder beneficially owns and the number of shares being registered for resale by the selling stockholder and (iii) the number of shares of our common stock that will be beneficially owned by the selling stockholder upon completion of this offering, assuming that all of the shares of common stock offered by the selling stockholder under this prospectus supplement have been sold. The number of shares of common stock outstanding as of August 2, 2004 was 40,957,118.

     As used in this prospectus supplement, "selling stockholder" includes the selling stockholder named in the table below and its transferees, pledges, donees, heirs or other successors-in-interest selling shares received from the selling stockholder listed below as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus supplement.

                                                   NUMBER            NUMBER OF
                                           OF SHARES OF OUR COMMON   SHARES OF   NUMBER OF SHARES OF OUR
                                           TOCK BENEFICIALLY OWNED   OUR COMMON           COMMON
           SELLING STOCKHOLDER              PRIOR TO THE OFFERING      STOCK        STOCK BENEFICIALLY
                                                                       BEING         OWNED AFTER THE
                                                                      OFFERED            OFFERING

                                            NUMBER OF  PERCENTAGE                 NUMBER OF  PERCENTAGE
                                             SHARES     OF SHARES                   SHARES    OF SHARES
                                                       OUTSTANDING                           OUTSTANDING

     Green Equity Investors III, L.P. (1)   3,396,937     8.3%       3,256,937     140,000        *

*    Less than 1%.

(1)  The address of Green Equity Investors III, L.P. is 11111 Santa Monica
     Blvd., Suite 2000, Los Angeles, CA 90025.


     For additional information, see "Selling Stockholder" in the accompanying prospectus.

           MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following general discussion summarizes the material U.S. federal income and estate tax aspects of the acquisition, ownership and disposition of our common stock applicable to beneficial owners that are non-U.S. holders purchasing our common stock pursuant to this offering and that will hold our common stock as a capital asset (generally, property held for investment). In general, a "non-U.S. holder" is a beneficial owner of our common stock who is an individual or entity other than:

     o    a citizen or resident of the United States;

     o a corporation (including any entity taxable as a corporation) or partnership created or organized in or under the laws of the United States or any of its political subdivisions;

     o an estate the income of which is subject to U.S. federal income taxation regardless of its source;

     o a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more of the individuals or entities described above have authority to control all substantial decisions of the trust; or

     o a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     This discussion is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, Internal Revenue Service rulings and pronouncements, judicial decisions and other applicable authorities, all as now in effect, all of which are subject to change (possibly on a retroactive basis). The discussion does not address aspects of U.S. federal taxation other than income and estate taxation and does not address all aspects of U.S. federal income and estate taxation, that may be relevant to non-U.S. holders that may be subject to special treatment under that law, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, partnerships, holders whose "functional currency" is not the U.S. dollar, holders of securities held as part of a straddle, hedge or conversion transaction, U.S. expatriates, controlled foreign corporations, passive foreign investment companies or foreign personal holding companies. The discussion also does not address U.S. state or local or foreign tax consequences. We have not sought, and will not seek, any ruling from the Internal Revenue Service with respect to the tax consequences discussed in this prospectus, and we cannot assure you that the Internal Revenue Service will not take a position contrary to the tax consequences discussed below or that any positions taken by the Internal Revenue Service would not be sustained.

     INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

DIVIDENDS

     Subject to the discussion below under "Income or Gains Effectively Connected with a U.S. Trade or Business," if any dividend is paid on our common stock, the gross amount of the dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate prescribed by an applicable tax treaty.

     A non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalties of perjury, that the holder is not a U.S. person or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. Holders that are entities rather than individuals. A non-U.S. holder that holds our common stock through a foreign partnership or a foreign intermediary will also be required to comply with certain certification requirements.

     A non-U.S. Holder of common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax (including by way of withholding) on gains recognized on the sale, exchange or other disposition of our common stock unless (1) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition, and other required conditions are met; or (2) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder.

     Unless an applicable treaty provides otherwise, a non-U.S. holder described in clause (1) above will be subject to a flat 30% U.S. federal income tax on the gain realized on the sale, which may be offset by U.S. source capital losses, subject to certain complex limitations. Gain described in clause (2) above will be subject to the U.S. federal income tax in the manner discussed below under "Income or Gains Effectively Connected with A U.S. Trade or Business."

INCOME OR GAINS EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS

     If a non-U.S. holder is engaged in a trade or business in the United States and if dividends on our common stock or gain realized on the sale, exchange or other disposition of our common stock is effectively connected with the non-U.S. holder's conduct of the trade or business (and, if an applicable tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder, although exempt from withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on dividends or gain on a net income basis in the same manner as if it were a U.S. holder. The non-U.S. holder will be required, under currently effective U.S. Treasury regulations, to provide a properly executed Internal Revenue Service Form W-8ECI or successor form in order to claim an exemption from U.S. withholding tax. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

ESTATE TAX

     Common stock owned, or treated as owned, by an individual non-U.S. holder at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A non-U.S. holder may have to comply with specific certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax requirements with respect to our payments of dividends on the common stock. The backup withholding tax rate currently is 28%. We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of any dividends paid to the holder and the tax withheld with respect to these dividends, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of a country in which the non-U.S. holder resides.

     Information reporting and backup withholding will generally not apply to payments of proceeds of a sale or other taxable disposition of our common stock effected outside the United States by a foreign office of a foreign broker. Both information reporting and backup withholding will apply, however, to payments of proceeds of a sale or other taxable disposition of our common stock effected outside the United States by a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds from a sale, exchange or other disposition by a non-U.S. holder made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding, unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder of common stock will be allowed as a refund or credit against that holder's U.S. federal income tax provided that the required information is furnished to the Internal Revenue Service in a timely manner.

                                  UNDERWRITING

     The selling stockholder and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 3,256,937 shares offered hereby.

     Goldman, Sachs & Co. is committed to take and pay for all of the shares being offered, if any are taken.

     Goldman, Sachs & Co. proposes to offer the shares of common stock from time to time for sale in one or more transactions in the Nasdaq National Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Goldman, Sachs & Co. may be deemed to have received compensation in the form of underwriting discounts. Goldman, Sachs & Co. may effect these transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

     In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short sale by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of VCA Antech, Inc.'s stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000
(FSMA)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

     The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

     The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which the offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

     Goldman, Sachs & Co. has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

     VCA Antech, Inc. estimates that the total expenses of the offering, to be paid by it, excluding underwriting discounts and commissions to be paid by the selling stockholder, will be approximately $150,000.

     VCA Antech, Inc. and the selling stockholder have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for VCA Antech, Inc., for which they received or will receive customary fees and expenses. In June 2004, an affiliate of Goldman, Sachs & Co. acted as joint lead arranger and sole syndication agent in connection with the refinancing of VCA Antech, Inc.'s senior credit facility. This affiliate is also one of the lenders under VCA Antech, Inc.'s senior credit facility. In addition, Goldman, Sachs & Co. provided consulting services in connection with the financing of VCA Antech, Inc.'s merger with National PetCare Centers, Inc. Goldman, Sachs & Co. received customary fees and commissions for their services.

                                  LEGAL MATTERS

     The validity of the common stock offered by this prospectus supplement will be passed upon for us by our counsel, Akin Gump Strauss Hauer & Feld LLP, Los Angeles, California. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, is acting as legal counsel for the underwriter.

                                     EXPERTS

     KPMG LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our consolidated financial statements and schedules are incorporated by reference in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

                                  $250,000,000
                                      PLUS
                        3,396,937 SHARES OF COMMON STOCK
                       OFFERED BY THE SELLING STOCKHOLDER
                                VCA ANTECH, INC.

                                  COMMON STOCK
                                 PREFERRED STOCK
                                 DEBT SECURITIES
                                    WARRANTS


We may offer and sell, from time to time, any combination of common stock, preferred stock, debt securities or warrants at a total offering price not to exceed $250,000,000, in one or more classes or series, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholder named in this prospectus may sell up to 3,396,937 shares of our common stock. Our securities covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

We will provide specific terms of the securities to be sold by us and the methods by which we will sell them in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest. We may offer the securities, and the selling stockholder may offer and sell the common stock, directly to investors or to or through agents, underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their name and any applicable purchase price, fee, commission or discount arrangement will be set forth in the prospectus supplement.

                               ------------------

Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "WOOF." The last reported sale price of our common stock on July 22, 2004 was $42.01 per share.

                               ------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                         Prospectus dated July 30, 2004.

                                TABLE OF CONTENTS



         Prospectus Summary.....................................1
         Cautionary Note Regarding Forward-Looking Statements...3
         Incorporation of Certain Documents by Reference .......4
         Where You Can Find More Information ...................4
         Use of Proceeds........................................5
         Selling Stockholder....................................5
         Plan of Distribution...................................6
         Description of Capital Stock...........................8
         Legal Matters..........................................19
         Experts................................................19

                               PROSPECTUS SUMMARY

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may offer and sell, from time to time, any combination of common stock, preferred stock, debt securities or warrants at a total offering price not to exceed $250,000,000, in one or more classes or series, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholder named in this prospectus may sell up to an aggregate of 3,396,937 shares of our common stock. This prospectus provides you with a general description of the securities we may offer. Each time we offer any of our securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplements may add, update or change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superceded by those made in the prospectus supplement. You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     Unless the context otherwise requires, the terms "we," "our," "us," "the company," "the registrant" and "VCA Antech" refer to VCA Antech, Inc. and its consolidated subsidiaries.

                                VCA ANTECH, INC.

OUR BUSINESS

     We are a leading animal health care services company and operate the largest networks of veterinary diagnostic laboratories and freestanding, full-service animal hospitals in the United States. Our network of veterinary diagnostic laboratories provides sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals. Our animal hospitals offer a full range of general medical and surgical services for companion animals. We treat diseases and injuries, offer pharmaceutical products and perform a variety of pet wellness programs, including health examinations, diagnostic testing, routine vaccinations, spaying, neutering and dental care.

DIAGNOSTIC LABORATORIES

     We operate the largest full-service, veterinary diagnostic laboratory network serving all 50 states. At March 31, 2004, we operated 23 diagnostic laboratories. Our state-of-the-art, automated diagnostic laboratories service a diverse client base of over 14,000 clients, and non-affiliated clients generated approximately 94% of our laboratory revenue in 2003. We connect our laboratories to our customers with what we believe is the industry's largest transportation network, which picks up an average of 23,000 to 28,000 requisitions daily through an extensive network of drivers and independent couriers. In 2003, we derived approximately 69% of our laboratory revenue from major metropolitan areas, where we offer twice-a-day pick-up service and same-day results. In addition, in these areas we generally offer to report results within three hours of pick-up. Outside of these areas, we typically provide test results to veterinarians before 8:00 a.m. the day following pick-up.

     Our diagnostic spectrum includes over 300 different tests in the areas of chemistry, pathology, endocrinology, serology, hematology and microbiology, as well as tests specific to particular diseases. In 2003, we performed approximately 22.5 million tests and handled roughly 8.0 million requisitions. Although modified to address the particular requirements of the species tested, the tests performed in our veterinary laboratories are similar to those performed in human clinical laboratories and utilize similar laboratory equipment and technologies.

ANIMAL HOSPITALS

     At March 31, 2004, we operated 247 animal hospitals in 34 states that were supported by over 820 veterinarians. Subsequently, on June 1, 2004, as a result of our merger with National PetCare Centers, Inc., we acquired an additional 68 animal hospitals in 11 states. We did not previously have operations in two of these states. With the acquisition of NPC, we employed an additional 173 veterinarians. In addition to general medical and surgical services, we offer specialized treatments for companion animals, including advanced diagnostic services, internal medicine, oncology, ophthalmology, dermatology and cardiology. We also provide pharmaceutical products for use in the delivery of treatments by our veterinarians and pet owners. Our facilities typically are located in high-traffic, densely populated areas and have an established reputation in the community with a stable client base. Part of our growth strategy for our animal hospital business involves the acquisition of high-quality practices whose value we believe we can increase by the services and scale we can provide.

     Our principal offices are located at 12401 West Olympic Boulevard, Los Angeles, California 90064. Our telephone number is (310) 571-6500.

                                ----------------

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary" and elsewhere in this prospectus are forward-looking statements. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

     Some of the information incorporated by reference into this prospectus is based on market data and industry forecasts and projections, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and we cannot assure you that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

                 -----------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT AND ANY INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS CURRENT AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT CONTAINING THE INFORMATION.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 12, 2004;

     o Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on April 29, 2004;

     o Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 10, 2004;

     o Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 24, 2004, April 14, 2004, April 27, 2004, May 10, 2004, May 17, 2004, June 1, 2004, June 29, 2004, and July 17,
          2004; and

     o The description of our common stock contained in our Form 8-A filed with the Securities and Exchange Commission on November 15, 2001, as amended by our Form 8-A/A filed with the Securities and Exchange Commission on November 16, 2001.

     Information contained in this prospectus supercedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission, and an amendment thereto, regarding this offering. The registration statement of which this prospectus is a part contains additional relevant information about us and our capital stock and you should refer to the registration statement and its exhibits to read that information.

     You may read and copy the registration statement, the related exhibits and the other material we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Securities and Exchange Commission. The site's address is www.sec.gov.

     We also will provide to you a copy of these filings at no cost. You may request copies of these filings by writing or telephoning us as follows: 12401 West Olympic Boulevard, Los Angeles, California 90064-1022, Attention, Chief Financial Officer, or 310-571-6500. In addition, you may access these filings at our website. Our website's address is http://investor.vcaantech.com. The foregoing website references are inactive textual references only.

                                 USE OF PROCEEDS

     Unless we inform you otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of our securities from time to time:

     o    to finance acquisitions of other businesses;

     o    to reduce our indebtedness; or

     o for general corporate and other purposes as our board of directors may determine.

     We may temporarily invest net proceeds from the sale of our securities in short-term securities. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. All proceeds from those sales will be for the account of the selling stockholder. See "Selling Stockholder" and "Plan of Distribution."

                               SELLING STOCKHOLDER

     We are registering 3,396,937 shares of common stock covered by this prospectus for re-offers and resales by the selling stockholder named below. We are registering these shares to permit the selling stockholder to resell the shares when it deems appropriate. The selling stockholder may resell all, a portion or none of its shares at any time. The selling stockholder may also sell, transfer or otherwise dispose of some or all of its shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We do not know when or in what amounts the selling stockholder may offer shares for sale under this prospectus.

     The following table sets forth (i) the selling stockholder, (ii) the number of shares of common stock that the selling stockholder beneficially owns prior to the offering and the number of shares being registered for resale by the selling stockholder, and (iii) the number of shares of our common stock that will be beneficially owned by the selling stockholder upon completion of this offering, assuming that all of the shares of common stock offered by the selling stockholder under this prospectus have been sold. The number of shares of common stock outstanding as of July 22, 2004 was 40,957,118.

     As used in this prospectus, "selling stockholder" includes the selling stockholder named in the table below and its transferees, pledges, donees, heirs or other successors-in-interest selling shares received from the selling stockholder listed below as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

                                                             NUMBER OF
                                                             SHARES OF
                                          NUMBER            OUR COMMON   NUMBER OF SHARES OF OUR
                                  OF SHARES OF OUR COMMON      STOCK           COMMON STOCK
                                 STOCK BENEFICIALLY OWNED      BEING        BENEFICIALLY OWNED
      SELLING STOCKHOLDER          PRIOR TO THE OFFERING      OFFERED     AFTER THE OFFERING(1)
      -------------------          ---------------------      -------     ---------------------
                                               PERCENTAGE                             PERCENTAGE
                                  NUMBER OF    OF SHARES                 NUMBER OF    OF SHARES
                                   SHARES     OUTSTANDING                  SHARES    OUTSTANDING

Green Equity Investors III,      3,396,937        8.3%       3,396,937       --           *
L.P. (2)

     * Less than 1%.

----------
     (1) Assumes the sale of all shares of common stock being offered by the selling stockholder. No estimate can be given as to the amount of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer and sell some, all or none of its shares.


                                       5


     (2) The address of Green Equity Investors III, L.P. is 11111 Santa Monica Blvd., Suite 2000, Los Angeles, CA 90025.



     On September 20, 2000, we completed a leveraged recapitalization with an entity controlled by Leonard Green & Partners, L.P. In connection with that transaction, we entered into a 10-year management services agreement with Leonard Green & Partners. The agreement was terminated on November 27, 2001. The agreement provided that Leonard Green & Partners would provide general investment-banking services, management, consulting and financial planning services and transaction-related financial advisory and investment banking services to us and our subsidiaries. We paid a one-time structuring fee of $7.5 million to Leonard Green & Partners in September 2000 under the agreement. The management agreement provided that Leonard Green & Partners would receive an annual fee of $2.5 million as compensation for the general services and normal and customary fees for transaction-related services. In 2001 and 2000, we paid management fees in an aggregate amount of $2.3 million and $620,000. In connection with the termination of this agreement, we paid Leonard Green & Partners $8.0 million.

     John M. Baumer currently serves on our board of directors, and until July 2004, John G. Danhakl and Peter Nolan served on our board of directors. Messrs. Baumer, Danhakl and Nolan are partners of Leonard Green & Partners, L.P.

                              PLAN OF DISTRIBUTION

     We currently intend to offer and sell pursuant to one or more prospectus supplements, from time to time, any combination of common stock, preferred stock, debt securities or warrants at a total offering price not to exceed $250,000,000, in one or more classes or series, in one or more underwritten or other public offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholder currently intends to offer and sell, from time to time, the common stock in one or more underwritten or other public offerings. However, we and/or the selling stockholder also may offer and sell our securities, as applicable:

     o    through agents;

     o through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o directly to one or more purchasers (through a specific bidding or auction process or otherwise); or

     o    through a combination of any of these methods of sale.

     The distribution of our securities may be effected from time to time in one or more transactions either:

     o    at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices relating to the prevailing market prices; or

     o    at negotiated prices.

     Offers to purchase our securities may be solicited by agents designated by us and/or the selling stockholder from time to time. Any agent involved in the offer or sale of our securities will be named, and any commissions payable by us and/or the selling stockholder to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

     If we and/or the selling stockholder offer and sell our securities through an underwriter or underwriters, we and/or the selling stockholder will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities. That prospectus supplement and this prospectus will be used by the underwriters to make resales of our securities. If underwriters are used in the sale of any of our securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us and/or the selling stockholder at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of our securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of our securities the underwriters will be obligated to purchase all such securities if any are purchased.

     If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the common stock or other securities of ours. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the common stock in connection with the offering, i.e., if it sells more shares of common stock than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing common stock in the open market. In general, purchases of common stock to reduce a short position could cause the price of the common stock to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase common stock on the open market to reduce their short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such common stock as part of the offering.

     If we and/or the selling stockholder offer and sell our securities through a dealer, we, the selling stockholder or an underwriter will sell our securities to the dealer, as principal. The dealer may then resell our securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of our securities so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

     We and/or the selling stockholder may solicit offers to purchase our securities directly and we and/or the selling stockholder may sell our securities directly to institutional or other investors, who may be deemed to be an underwriter within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

     We and/or the selling stockholder may enter into agreements with agents, underwriters and dealers under which we and/or the selling stockholder may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us and/or the selling stockholder in the ordinary course of business.

     We and/or the selling stockholder may authorize our respective agents or underwriters to solicit offers to purchase our securities at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of our securities sold will be made under the contracts and any conditions to each party's performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters or agents soliciting purchases of our securities under delayed delivery contracts will also be described in the applicable prospectus supplement.

     From time to time, the selling stockholder may pledge or grant a security interest in some or all of our shares of common stock owned by it. If the selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such common stock from time to time by this prospectus. The selling stockholder also may transfer and donate our common stock owned by it in other circumstances. The number of shares of our common stock beneficially owned by selling stockholder will decrease as and when the selling stockholder transfers or donates its shares of our common stock or defaults in performing obligations secured by its shares of our common stock. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be the selling stockholder for purposes of this prospectus.

     Unless we specify otherwise in the related prospectus supplement, each series of securities offered by us will be a new issue with no established trading market, other than our common shares which are listed on the Nasdaq National Market. If we sell any common shares pursuant to a prospectus supplement, the shares will be listed on the Nasdaq National Market subject to official notice of issuance. We may elect to list any series of securities on any exchange, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore there may not be a liquid market for the securities.

     Any underwritten offering in which members of the National Association of Securities Dealers, Inc., or NASD, act as underwriters will be made in compliance with NASD Conduct Rules 2710 (Corporate Financing Rule) and 2720 (Distribution of Securities of Members and Affiliates). Pursuant to these rules, underwriting compensation, as defined in the applicable NASD Conduct Rules, will not exceed 8% in connection with the offering.

                          DESCRIPTION OF CAPITAL STOCK

     This prospectus contains a summary of the material terms of our capital stock, including our common stock, preferred stock, debt securities and warrants. The following description of our capital stock is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are included as exhibits to our reports that are incorporated by reference into the registration statement that includes this prospectus, and by the provisions of applicable Delaware law.

     Our authorized capital stock consists of 175,000,000 shares of common stock, par value $0.001 per share, and 11,000,000 shares of preferred stock, par value $0.001 per share. As of July 22, 2004, 40,957,118 shares of our common stock are outstanding and held of record by approximately 65 holders of record and no shares of our preferred stock are outstanding. We do not have outstanding warrants. A discussion of our outstanding debt arrangements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 12, 2004, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 10, 2004, and our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2004, all of which have been incorporate herein by reference.

COMMON STOCK

     VOTING RIGHTS. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The common stock does not have cumulative voting rights.

     DIVIDENDS. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine.

     Our senior credit facility and the indenture governing our outstanding senior subordinated notes place limitations on our ability to pay dividends or make other distributions in respect of our common stock. Any future determination as to the payment of dividends on our common stock will be restricted by these limitations, will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by the board of directors, including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits.

     LIQUIDATION AND DISSOLUTION. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preference of any then outstanding shares of preferred stock.

     NO PREEMPTIVE OR SIMILAR RIGHTS. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

     Holders of shares of the common stock are not required to make additional capital contributions. All outstanding shares of common stock are fully paid and nonassessable.

     REGISTRATION RIGHTS. Certain holders of shares of our common stock are entitled to certain rights with respect to registration of those shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act of 1933, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters, if any, may limit the number of shares to be included in the registration. In addition, the holders of these shares may require us, at our expense and subject to certain limitations, to file a registration statement under the Securities Act of 1933 with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration.

PREFERRED STOCK

     The following description of our preferred stock, together with the additional information we include in any prospectus supplements, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware, as amended, also may affect the terms of our common stock.

     We are authorized to issue 11,000,000 shares of preferred stock, par value $0.001 per shares. Our board of directors has the authority, without any further vote or action by the stockholders, to issue the preferred stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences and limitations of such series to the full extent now or hereafter permitted by applicable Delaware law. The rights, preferences, privileges and restrictions of the preferred stock, may include:

     o    dividend rights;

     o    conversion rights;

     o    voting rights;

     o    redemption rights and terms of redemption; and

     o    liquidation preferences.

     Our board of directors may fix the number of shares constituting any series and the designations of these series.

     The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designations relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

     o the maximum number of shares in the series and the distinctive designation;

     o    the terms on which dividends will be paid, if any;

     o    the terms on which the shares may be redeemed, if at all;

     o    the liquidation preference, if any;

     o the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

     o the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

     o    the voting rights, if any, on the shares of the series; and

     o any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

     We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designations for complete information. The prospectus supplement also will contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

     VOTING RIGHTS. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.

     OTHER. Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DEBT SECURITIES

     We may offer any combination of senior debt securities or subordinated debt securities, subject to the terms of our existing debt arrangements. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement. Further information regarding the trustee may be provided in the prospectus supplement. The form for each type of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part.

     Our currently outstanding debt arrangements, a description of which has previously been incorporated herein by reference, require us to maintain certain financial ratios and contain certain restrictions on our ability to incur additional debt. We may be restricted from issuing debt securities without waiver of these restrictions by our lenders. If we offer debt securities under this prospectus, the applicable prospectus supplement will update the information in this paragraph regarding our other outstanding indebtedness.

     The prospectus supplement will describe the particular terms of any debt securities we may offer and may supplement and/or supercede the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures to be filed as exhibits to the registration statement and the description of the additional terms of the debt securities included in the prospectus supplement.

GENERAL

     Within the total dollar amount of this shelf registration statement and subject to the terms of our existing debt arrangements, we may issue debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

     The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

     o    the title and form of the debt securities;

     o any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

     o the person to whom any interest on a debt security of the series will be paid;

     o    the date or dates on which we must repay the principal;

     o    the rate or rates at which the debt securities will bear interest;

     o if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

     o the place or places where we must pay the principal and any premium or interest on the debt securities;

     o the terms and conditions on which we may redeem any debt security, if at all;

     o any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

     o    the denominations in which we may issue the debt securities;

     o the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

     o the currency in which we will pay the principal of and any premium or interest on the debt securities;

     o the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

     o the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

     o if applicable, that the debt securities are defeasible and the terms of such defeasance;

     o if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

     o whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

     o the subordination provisions that will apply to any subordinated debt securities;

     o the events of default applicable to the debt securities and the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

     o    the affirmative and negative covenants contained in the indentures;
          and

     o any other terms of the debt securities not inconsistent with the applicable indentures.

     We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

CONVERSION AND EXCHANGE RIGHTS

     The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded.

     If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

FORM, EXCHANGE AND TRANSFER

     We will issue debt securities only in fully registered form, without coupons, and only in specified denominations and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

     Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

     If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

GLOBAL SECURITIES

     The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

     o    the depositary is unwilling or unable to continue as depositary; or

     o the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

     The depositary will determine how all securities issued in exchange for a global security will be registered.

     As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

     Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

     The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

     We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

     We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

     Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

     The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless we indicate otherwise in a prospectus supplement, each indenture will provide that, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

     o the successor assumes our obligations under the debt securities and the indenture; and

     o    we meet the other conditions described in the indenture.

EVENTS OF DEFAULT

     Unless we indicate otherwise in a prospectus supplement, events of default under each indenture will include the following:

     o failure to pay the principal of or any premium on any debt security when due;

     o failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

     o    failure to deposit any sinking fund payment when due;

     o failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

     o    events of bankruptcy, insolvency or reorganization; and

     o    any other event of default specified in the prospectus supplement.

     If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

     Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a specified percentage in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

     o the holder has previously given the trustee written notice of a continuing event of default;

     o the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

     o the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

     o the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

MODIFICATION AND WAIVER

     We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

     o    to fix any ambiguity, defect or inconsistency in the indenture; and

     o to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a specified percentage in aggregate principal amount of the outstanding debt securities of each series that is affected. These changes may include:

     o    extending the fixed maturity of the series of notes;

     o reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

     o reducing the percentage of debt securities the holders of which are required to consent to any amendment.

     The holders of a specified percentage in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder's consent.

     Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

DEFEASANCE

     To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures may provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

     o to maintain a registrar and paying agents and hold monies for payment in trust;

     o    to register the transfer or exchange of the notes; and

     o    to replace mutilated, destroyed, lost or stolen notes.

     In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

     We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

     To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

     o    no event of default shall have occurred or be continuing;

     o in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

     o in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

     o we satisfy other customary conditions precedent described in the applicable indenture.

NOTICES

     We will mail notices to holders of debt securities as indicated in the prospectus supplement.

TITLE

     We may treat the person in whose name a debt security is registered as the absolute owner for the purpose of making payment and for all other purposes.

GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

WARRANTS

     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.

     We may issue, together with other securities or separately, warrants to purchase our securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

     o    the title of the warrants;

     o the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

     o the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

     o    the price or prices at which the warrants will be issued;

     o    the aggregate number of warrants;

     o any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

     o the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

     o if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

     o if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

     o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     o the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

     o the maximum or minimum number of warrants which may be exercised at any time; and

     o    information with respect to book-entry procedures, if any.

     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder thereof to purchase for cash the amount of securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

ENFORCEABILITY OF RIGHTS OF HOLDERS OF WARRANTS

     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as a warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder's warrants.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

     We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless:

     o prior to the date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     o any merger or consolidation involving the corporation and the interested stockholder;

     o any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

     o subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

ANTI-TAKEOVER PROVISIONS OF OUR CHARTER

     Our bylaws provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us generally not less than 60 days nor more than 90 days prior to the annual meeting of stockholders. The board of directors may consist of one or more members to be determined from time to time by the board of directors. The board of directors currently consists of five members divided into three different classes. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships.

     Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

     Our certificate of incorporation and bylaws allow us to eliminate the personal liability of our directors and to indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation law.

     We also entered into indemnity agreements with each of our directors and officers, which provide for mandatory indemnity of an officer or director made party to a "proceeding" by reason of the fact that he or she is or was a director of ours, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. These agreements also obligate us to advance expenses to a director provided that he or she will repay advanced expenses in the event he or she is not entitled to indemnification. Directors are also entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

LISTING

     Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "WOOF."

                                  LEGAL MATTERS

     The validity of our securities will be passed upon for us by our legal counsel, Akin Gump Strauss Hauer & Feld LLP, Los Angeles, California.

                                     EXPERTS

     The consolidated financial statements and schedules of VCA Antech, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, and Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities," as of December 31, 2003.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

                               -------------------


                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                            PAGE
                                                                            ----
About This Prospectus.......................................................S-ii
Forward-Looking Information.................................................S-ii
VCA Antech, Inc..............................................................S-1
The Offering.................................................................S-6
Use of Proceeds..............................................................S-6
Risk Factors.................................................................S-7
Common Stock Price Range and Dividends......................................S-12
Selling Stockholder.........................................................S-12
Material U.S. Federal Tax Consequences
to Non-U.S. Holders.........................................................S-13
Underwriting................................................................S-16
Legal Matters...............................................................S-17
Experts.....................................................................S-17

                                   Prospectus

Prospectus Summary.............................................................1
Cautionary Note Regarding Forward-Looking
Statements.....................................................................3
Incorporation of Certain Documents by
Reference......................................................................4
Where You Can Find More Information............................................4
Use of Proceeds................................................................5
Selling Stockholder............................................................5
Plan of Distribution...........................................................6
Description of Capital Stock...................................................8
Legal Matters.................................................................19
Experts.......................................................................19



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                                3,256,937 Shares






                                VCA ANTECH, INC.



                                  Common Stock





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                              PROSPECTUS SUPPLEMENT


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                              GOLDMAN, SACHS & CO.